Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: S &P 500 Futures 35% Intraday Edge Volatility TCA 6% Decrement Index (USD) ER (Ticker: SPXI3EV6) Underlying: October 31, 2025 Pricing date: November 2, 2026, November 1, 2027, October 31, 2028, October 31, 2029 and October 31, 2030 (the “final valuation date”) Valuation dates: November 5, 2030 Maturity date: If, on any valuation date prior to the final valuation date, the closing value of the underlying is greater than or equal to the premium threshold value applicable to that valuation date, the notes will be automatically redeemed for $1,000 plus the premium applicable to that valuation date. Automatic early redemption: 17333ML43 / US17333ML438 CUSIP / ISIN: The closing value of the underlying on the pricing date Initial underlying value: The closing value of the underlying on the final valuation date Final underlying value: 13.00% per annum* Premium: 125% of the initial underlying value on the first valuation date, decreasing by 5.00% on each subsequent valuation date Premium threshold value: • If the final underlying value is greater than or equal to the premium threshold value applicable to the final valuation date: $1,000 + the premium applicable to the final valuation date • If the final underlying value is less than the premium threshold value applicable to the final valuation date: $1,000 All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at maturity (if not autocalled prior to maturity): $1,000 per note Stated principal amount: Preliminary Pricing Supplement dated October 1, 2025 Pricing supplement: * The actual premium will be determined on the pricing date. ** The hypotheticals assume that the premium will be set at the lowest value indicated in this offering summary. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Autocallable Market - Linked Notes Linked to SPXI3EV6 Hypothetical Payment at Early Redemption Premium Premium Threshold V alue *** Valuation Date $1,130.00 13.00% 125.00% November 2, 2026 $1,260.00 26.00% 120.00% November 1, 2027 $1,390.00 39.00% 115.00% October 31, 2028 $1,520.00 52.00% 110.00% October 31, 2029 ***Percentage of initial underlying value If, on any valuation date prior to the final valuation date, the closing value of the underlying is not greater than or equal to the premium threshold value applicable to that valuation date, then the notes will not be automatically redeemed prior to maturity and you will not receive a premium. Hypothetical Payment at Early Redemption** Hypothetical Payment at Maturity** (if not automatically redeemed)

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may not receive any return on your investment in the notes . • The notes do not pay interest. • The premium threshold value is greater than the initial underlying value. • Your potential return on the notes is limited to the applicable premium payable upon automatic early redemption or at maturity. • The notes may be automatically redeemed prior to maturity, limiting the term of the notes. • Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms . • The performance of the notes will depend on the closing values of the underlying solely on the valuation dates, which makes the notes particularly sensitive to volatility in the closing values of the underlying on or near the valuation dates. • The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • Sale of the notes prior to maturity may result in a loss of principal. • The estimated value of the notes on the pricing date is less than the issue price. For more information about the estimated value of the notes, see the accompanying preliminary pricing supplement. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. • The underlying is highly risky because it may reflect highly leveraged exposure to the Underlying Futures Index and may therefore experience a decline that is many multiples of any decline in the Underlying Futures Index • The underlying may realize significant losses if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines. • A significant portion of the underlying may be hypothetically uninvested, dampening returns. • The underlying may significantly underperform the S&P 500® Index. • The underlying may experience significantly greater volatility than its volatility target. • The underlying’s intraday trend - following mechanism may not be effective. • The underlying’s overnight mean - reversion mechanism may not be effective. • The underlying may perform poorly in temporary market downturns. • The underlying may be adversely affected by a “decay” effect. • The Underlying Futures Index is expected to underperform the S&P 500® Index because of an implicit financing cost. • The performance of the underlying will be reduced by notional costs and by a decrement of 6% per annum. • The manner in which the underlying measures index volatility may not be effective. • This approach to determining the underlying volatility is premised on the notion that forward - looking implied volatility tends to be higher than backward - looking realized volatility because of a risk premium embedded in the options used to calculate forward - looking implied volatility • The underlying has limited actual performance information. • An affiliate of ours participated in the development of the underlying . The above summary of selected risks does not describe all of the risks associated with an investment in the notes. You should re ad the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the notes. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, index supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, index supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the notes. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.